PRESS RELEASE

FIRST NATIONAL COMMUNITY BANCORP, INC.

STOCK DIVIDEND ANNOUNCED

Dunmore, Pennsylvania
December 3, 2002

Contact Person: William Lance, First Senior Vice President
                               (570) 348-6438

        The Board of Directors of First National Community Bancorp, Inc. has approved the payment of a regular fourth quarter dividend in the amount of 28 cents per share and a special year-end dividend of 5 cents per share, payable December 13th to shareholders of record on November 29, 2002.

        The company has also approved the declaration of a 100% common stock dividend to shareholders. The stock dividend is payable January 31, 2003 to shareholders of record as of the close of business on December 16, 2002.

        It is anticipated that the stock dividend will enhance the market value of the corporation’s common stock through increased marketability. The dividend reflects the strength of the company and will be paid in addition to the $1.10 cash dividend per share that was distributed to shareholders in 2002. As a result of the dividend, all shareholders of record on December 16th will receive one additional share of stock for each share owned on that date.

        As of September 30, 2002, the company reported total assets of $727 million. Net income for the first three quarters of the year was $6.1 million which was $709,000, or 13%, higher than the same period of 2001. Cash dividend payments reflect the financial success of the company and were increased 13% from the $.97 per share paid in 2001. The $1.10 per share paid in 2002 also represents a return of more than 3% based on current market valuations, an attractive rate in today’s interest rate environment.

        The company’s subsidiary, First National Community Bank, operates fourteen community offices throughout the Lackawanna and Luzerne County marketplace. A new office located in Hazleton is scheduled to open in 2003.

        This news release contains forward-looking statements, which are subject to numerous assumptions, risk and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently with customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; and (6) changes in the competitive environment for financial services organizations and the company’s ability to adapt to such changes.